acQyr eXchange

acQyr eXchange is bringing the profit-generating success of personalized offers and rewards from the retail market to the very large and rapidly expanding mobile/video gaming industry.


Introducing acQyr eXchange™
Lots of games. Lots of re… One eXchange.

Invest

$99 minimum investment

Deadline July 1, 2021
in 2 months

Share Price
$0.10

Total Raised
$0

Valuation
$7,496,125

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

acQyr eXchange (QX) is a cloud-based platform for issuing, tracking, exchanging, and redeeming loyalty rewards across multiple rewards programs in any market. Our first entry is in the mobile and video gaming industry to help game publishers increase retention and grow revenue through personalized offers and loyalty rewards.

DEAL HIGHLIGHTS

acQyr eXchange is well positioned to deliver and rapidly expand our Offering in the mobile/video gaming industry:

- Over $8 million invested to develop IP, platform, and go-to-market strategy, including extensive pilots and testing in the retail market, with MasterCard.
- Deployed our Version 1.0 for the mobile gaming and video market in 4Q of last year.
- Six signed LOIs with game publishers/developers for onboarding and growing our market presence.
- Ported our IP and platform to Amazon AWS to allow for national and international scaling and expansion.
- Currently enhancing and deploying our personalized offers and rewards AI technology, thereby allowing game publishers and developers to reduce CAC and increase LTV.

PROBLEM


Global Games Market Forecast
Forecast Toward 2023
newzoo
$138.8Bn
$146.2Bn
$174.9Bn
$217.9Bn
2018
2019
2020
2023
+9.4%
Total Market CAGR 2018-2023

The mobile and video gaming industry is currently experiencing double digit annual growth. There's over 2.7 billion gamers worldwide and three out of four people in the United States are fueling this rapid growth.

While great for the industry, Customer Acquisition Costs (CAC) are growing and the Life-Time Value (LTV) of gamers for each game is diminishing. Social media, app stores, gaming platforms, and other marketing methods are proving to be less effective and more costly across the industry.

> "The global gaming market was valued at USD 162.32 billion in 2020 and is expected to reach a value of USD 295.63 billion by 2026, registering a CAGR of 10.5% over the forecast period (2021 – 2026)"
>
> Mordor Intelligence

SOLUTION


Dashboard
my rewards
my rewards: $212.50
acQyr Cash $18.00
Battlefield II $5.25
Bow Hunter $19.00
Red Crimes $40.25
Suduko Plus $12.60
Bow Hunter $19.00
Red Crimes $40.25
exchange
link games

QX is a public exchange to track and manage the rewards (loyalty rewards, earned prizes, etc.) gamers acquire online and redeem them into money. Our initial market will be mobile and online gaming. Gamers can manage, exchange, and redeem their gaming digital assets from multiple games on the exchange with our QX mobile app.

acQyr eXchange delivers a well-proven method of issuing targeted offers and rewards to attract new customers and retain existing ones, thereby lowering CAC increasing LTV. This strategy has been a staple in the retail industry for nearly 70 years, where loyalty programs have been proven to increase sales and profits, reduce churn, and lower the cost of acquiring new customers.

BUSINESS MODEL


14:59 PM
Level 8
Lives 2
back

We generate our revenues from four primary sources:

1. Small transaction fees (similar to currency exchange fees) for exchanging and redeeming in-game and issued rewards
2. Premium membership fees
3. QX Issuer fees for issuing, tracking, and redeeming targeted offers
4. Premium service revenue-sharing with other fintech and value-added delivery companies that bring enhanced services to our premium members.

MARKET


2020 Global Games Market
Per Device & Segment With Year-on-Year Growth Rates
newzoo
MOBILE
$77.2Bn
+13.3% YoY
TABLET GAMES
$13.7Bn
+2.7% YoY
(SMART)PHONE GAMES
$63.6Bn
+15.8% YoY
PC
$36.9Bn
+4.8% YoY
BROWSER PC GAMES
$3.0Bn
-13.4% YoY
BOXED/DOWNLOADED PC GAMES
$33.9Bn
+6.7% YoY
CONSOLE
$45.2Bn
+6.8% YoY
2020 TOTAL
$159.3Bn
+9.3% YoY
48%
40%
9%
2%
21%
23%
28%
28%
$77.2Bn
Mobile game revenues in 2020 will account for 48% of the global market

In 2020, the mobile and video gaming industry generated $160B in worldwide revenues and has an expected CAGR of 10.5% over the next 5 years according to Newzoo. There are over 2.7 billion gamers worldwide, with three out of four people in the US playing games (245 million). The market is expected to continue to outpace other entertainment industries.

PRESS

1. Acqyr Exchange unveils cash rewards for gamers | VentureBeat
2. Acqyr Exchange offers cash rewards for gamers (hitechglitz.com)
3. acQyr eXchange (QX), First Rewards Redemption Platform for Gamers to Cash Out Earned Rewards from Multiple Games, Enters Open Beta Today (prnewswire.com)
4. Investor Perspectives: Why I Invested in acQyr eXchange - Investor Connect

TEAM



Jim Mulford
President and CEO

Jim Mulford has over 40 years of experience in the delivery, management, and leadership of professional services. He was co-founder of a large, successful systems integrator, SSDS, Inc., and a technology-enabled recruitment solutions company, Knowledge Workers, Inc., and participated in the successful sale of both companies. He has held executive and operational management positions with the USAF, Verizon, and SSDS. He received a BS in Computer Science from the USAF Academy, and a MS in Information Systems from UCLA.



Mike Flanagan
Vice President of Technology and COO

Mike Flanagan has over 40 years of work experience, including project management and technical analysis, design, architecture, and implementation experience for large companies and the United States Air Force. He was a co-founder of International Software Corporation and served as Vice President for System Architecture and Development. He has served as a senior consultant for large, complex design and implementation projects. Mr. Flanagan earned his BS degree from the USAF Academy, his MS degree from UCLA, and MBA from Regis University.



Bill Wilson
Chief Marketing Officer

Bill Wilson has over 40 years of marketing strategy and communications experience as a corporate executive and independent consultant to clients ranging from startups to Fortune 100 companies. He is a SaaS startup marketing expert and former CMO of an Inc. 5000 fastest growing company (#1266). He received a BS In Journalism from Northern Illinois University and an MS in Communications from the Illinois Institute of Technology.

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Outsourced development team	$252,501	23.6%
Phase 2-3 technology deployment	$88,955	8.3%
Customer service	$141,283	13.2%
M&S - game publisher acquisition	$111,146	10.4%
M&S - gamer acquisition	$54,306	5.1%
Technology team staffing	$76,830	7.2%
M&S team staffing	$100,527	9.4%
Operations team staffing	$115,244	10.8%
General & Administrative	$76,778	7.2%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Targeted Shopping Solutions, Inc., doing business as acQyr eXchange. This offering must raise at least $10,000 by July 1, 2021 at 12:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. acQyr eXchange may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

85,661,249 shares
× $0.10 per share
$8,566,125 implied valuation

PITCH DECK


2021 Market Launch and Expansion Summary
Introducing acQyr eXchan
Lots of games. Lots of rewards. One eXchange

Open

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FINANCIALS

acQyr eXchange's official name is Targeted Shopping Solutions, Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Linkedin

UPDATES

Apr 26, 2021 • Primary offering of 10,700,000 shares at $0.10

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